UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 31, 2017

Resource Capital Corp.

(Exact name of registrant as specified in its charter)

Maryland	1-32733	20-2287134
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

712 Fifth Avenue, 12th Floor New York, NY		10019
(Address of principal executive office)		(Zip Code)

Registrant’s telephone number, including area code: (212) 506-3899

n/a

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 2.01.	Completion of Acquisition or Disposition of Assets.

On July 31, 2017, in connection with the previously-disclosed sale of LEAF Commercial Capital, Inc. (“LCC”) to People’s United Bank, N.A., RCC TRS, LLC (formerly Resource TRS, Inc.), a wholly-owned subsidiary of Resource Capital Corp. (the “Company”), received proceeds of $84.3 million in cash for its 31,341 shares of Series A Redeemable Preferred Stock, 8,127 shares of Series A-1 Redeemable Preferred Stock, 4,872 shares of Series B Redeemable Preferred Stock and 2,364 shares of Series D Redeemable Preferred Stock. At March 31, 2017, the Company’s total investment in LCC was carried on its balance sheet as an investment in unconsolidated entities at $43.1 million.

Item 9.01.	Financial Statements and Exhibits.

(b)	Pro forma financial information.

On July 31, 2017, Resource Capital Corp. (the “Company”) received proceeds of approximately $84.3 million in cash through its wholly-owned subsidiary RCC TRS, LLC (formerly Resource TRS, Inc.) in connection with the sale of LEAF Commercial Capital Inc. (“LCC”), an equity-method investment carried on the Company’s balance sheet at $43.1 million at March 31, 2017.

If the transaction had occurred on March 31, 2017, the pro forma consolidated balance sheet would have reflected pro forma adjustments to increase cash and cash equivalents by $84.3 million and to reduce investments in unconsolidated entities by $43.1 million, distributions in excess of earnings by $37.3 million and deferred tax asset, net by $3.9 million. As of March 31, 2017, pro forma total assets and total equity would have been $2.0 billion and $742.3 million, respectively. The Company has sufficient net operating losses to fully offset the federal taxable gain resulting from the sale of LCC, and the realization of the Company’s deferred tax asset was dependent on the sale of its investment in LCC.

If the transaction had occurred on January 1, 2016, the pro forma consolidated statement of operations for the twelve months ended December 31, 2016 would have reflected a pro forma adjustment to decrease equity in earnings of unconsolidated entities by $943,000, which reflects the Company’s share of LCC’s net earnings for the period. Pro forma net loss allocable to common shares would have been $53.9 million for the year ended December 31, 2016. Pro forma basic and diluted net loss per common share would have decreased $0.03 per share to $(1.76) per share.

If the transaction had occurred on January 1, 2016, the pro forma consolidated statement of operations for the three months ended March 31, 2017 would have reflected a pro forma adjustment to decrease equity in earnings of unconsolidated entities by $165,000, which reflects the Company’s share of LCC’s net earnings for the period. Pro forma net income allocable to common shares would have been $2.5 million for the three-month period ended March 31, 2017. Pro forma basic and diluted net income per common share would have decreased $0.01 per share to $0.08 per share.

SIGNATURES:

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RESOURCE CAPITAL CORP.

August 1, 2017	By:	/s/ David J. Bryant
David J. Bryant
Chief Financial Officer